EXHIBIT 99.1

Interactive Brand Development Names Jeff Yesner Chief Financial Officer

DEERFIELD BEACH, Fla - September 14, 2005 – Interactive Brand Development, Inc. (OTCBB:IBDI) today announced the addition of Jeffrey A. Yesner as Chief Financial Officer in conjunction with the growth of the Company’s subsidiary, Internet Billing Company LLC (“iBill”).

Mr. Yesner most recently served as director of Financial Reporting for Medical Staffing Network Holdings, Inc., a $400-million New York Stock Exchange (“NYSE”) company based in Boca Raton, Florida, where his responsibilities included budgeting, researching and implement new accounting pronouncements and preparing financial reports required by the Securities and Exchange Commission. He was also manager of the Controller’s External Financial Reporting Group for AOL Time Warner and a Senior Supervising Accountant for Arthur Andersen LLP. He brings invaluable knowledge in business planning, profitability enhancement, merger and acquisitions, and SEC compliance and reporting.

“It is with great enthusiasm that we welcome Jeff to our senior management team. Jeff’s track record in public accounting complements our corporate strategy to build a world class operation,” said Steve Markley, Chief Executive Officer of Interactive Brand Development, Inc. (“IBD”). “We believe his capabilities will play an integral part in moving us into the next phase of the Company’s growth.”

Mr. Markley, who has been serving as the Company’s CFO and will continue as its CEO, said IBD’s rapid acquisition of interests in other businesses necessitates the expansion of management.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company’s public filings with the Securities and Exchange Commission.

About Interactive Brand Development, Inc.

Interactive Brand Development, Inc. (IBDI) is a media company that owns interests in online and offline media properties. Through its wholly owned operating subsidiary, Internet Billing Company, the Company processes online credit card payments for more than 31 million users and manages consumer databases primarily of individuals purchasing services and/or goods over the internet. IBDI has minority ownership of Interactive Television Networks, Inc., (OTCBB:ITTV - News), formerly XTV, a video over IP new media company that broadcasts video to standard television sets and operates a pay-TV on-demand network. IBDI also owns a 34.7% interest in Penthouse Media Group (PMG), publisher of Penthouse Magazine, a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. PMG’s flagship PENTHOUSE(TM) brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. PMG is operated by affiliates of Marc Bell Capital Partners, LLC.

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Contact:

Steve Markley, Chief Executive Officer, Interactive Brand Development, Inc. 954-363-4400.